UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

Mesa Offshore Trust
(Exact name of registrant as specified in its charter)

Texas	1-8432	76-6004065
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

JPMorgan Chase Bank, N.A., Trustee
Institutional Trust Services
221 West Sixth Street,
Austin, Texas		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 852-1422

NOT APPLICABLE
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Brazos A-7 Farmout Expiration and Termination of Lease

Pioneer has notified Mesa Offshore Trust (the “Trust”) that, by letter dated December 13, 2006, Newfield informed Pioneer and Woodside that production ceased on the Brazos B-1 well located on Brazos Area Block A-7 Lease on June 22, 2006, that Newfield has no further plans to continue production on the lease and that it was allowing the lease to expire on December 19, 2006.  This interest was originally farmed out to Newfield pursuant to a farmout agreement in December 1996.  Pioneer has advised the Trustee that it does not have a continued interest in the lease.

Hydro Farmout

Pioneer has also entered into a farmout agreement with Hydro Gulf of Mexico, L.L.C. relating to the Nimitz Prospect underlying portions of Brazos Area Blocks A-24 (E/2 SE/4), A-25 (W/2 SW/4) and A-39 (NE/4 NE/4) (the “Prospect Lands”).  Under this agreement, Pioneer reserved, and will be entitled to receive, an overriding royalty interest in the farmed out properties equal to 2.5% in 8/8ths of the earned depth and Prospect Lands and any production from the earned depth and Prospect Lands.  Accordingly, the Trust’s indirect net interest in this farmout would be approximately 2.25%.  This interest would become effective whenever Hydro earns as assignment of its operating rights as provided in the agreement.  Hydro expects to commence the drilling of an exploratory test well on or before February 1, 2007 to test the Chris I Sands, which are found at depths between 17,500 and 18,300 feet.  Any wells drilled will be drilled free of any cost and generally any liability to Pioneer or Mesa Offshore Trust’s indirect interest in this property.

Item 9.01  Financial Statements and Exhibits.

(c)                                 Exhibits.

Exhibit 99.1            Mesa Offshore Trust Press Release dated January 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Offshore Trust

By: JPMorgan Chase Bank, N.A., as Trustee
By: Bank of New York Trust Company, as attorney-in-fact

Date: January 12, 2007	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President

EXHIBIT INDEX

Exhibit	Description

99.1	Mesa Offshore Trust Press Release dated January 12, 2007.